Exhibit 99.1

NEWS

Vista Gold Corp. Appoints Additional Director

Denver, Colorado, March 14, 2019 – Vista Gold Corp. (TSX & NYSE American: VGZ) (“Vista” or the “Company”) today announced that it has increased the size of its Board of Directors from six to seven, and appointed Ms. Deborah Friedman as a director of the Company. Ms. Friedman is a successful mining company executive with over 38 years of international and domestic industry experience with major, mid-tier and junior companies, and a retired partner from the law firm of Davis Graham & Stubbs LLP. The Board of Directors will consider board committee appointments at its next regularly scheduled meeting.

Vista’s Chairman of the Board, Mr. Michael Richings, commented, “We are pleased to welcome Deborah Friedman to the Board and look forward to her contributions as we seek a partner for the development of the Mt Todd gold project. We believe that Ms. Friedman’s past experience with domestic and international development project joint ventures, corporate and project finance, business combination transactions, mine development/operations matters, and exploration joint ventures, will be of benefit as the Company continues its efforts to realize shareholder value in line with the intrinsic value of the Mt Todd gold project. We are very fortunate to add someone with Deborah’s credentials and extensive international experience to our Board.”

About Vista Gold Corp.

The Company is a well-funded gold project developer. The Company’s principal asset is its flagship Mt Todd gold project in Northern Territory, Australia. Mt Todd is the largest undeveloped gold project in Australia.

For further information, please contact the Company at (720) 981-1185.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future. When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K as filed in February 2019 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.